Exhibit 99.1

                  Sky Petroleum Acquires a Minority
                   Interest in a Russian Oil Field

              Current Appraisal Drilling Program Underway

    AUSTIN, Texas--(BUSINESS WIRE)--June 4, 2007--Sky Petroleum, Inc. (OTCBB:SKPI), an oil and gas exploration company, is pleased to announce that the company has acquired a minority stake in the development of an oilfield in the Komi Republic of the Russian
Federation

    The Company acquired a 3.9% interest in Pechora Energy through its UK parent company, Concorde Oil & Gas Plc. Pechora Energy holds the production license for the Luzskoye field in the Komi Republic, where it is carrying out appraisal drilling on the field. Concurrently the modest existing production will be increased through the work-over of four existing wells. The reserves and final development plan in will be determined following the results of the current appraisal drilling program."

    "We are pleased to announce this investment as it is our first transaction that diversifies our oil and gas interests," said Brent Kinney, chief executive officer of Sky Petroleum, Inc. "We look forward to announcing additional projects as well as updates on our current drilling operations at the Mubarek Field."

    About Sky Petroleum

    Sky Petroleum (OTCBB:SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com

    Safe Harbor

    Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the ability to stabilize the well, the ability to carry out additional stimulation of the zones producing oil, the accuracy of estimated production rates and the price of crude oil, the accuracy of operating costs and monthly revenue forecasts, the timing and success of other proposed infill drilling programs, the timing for drilling the second obligation well, the contemplated continued production at the Mubarek Field, if any, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.

    CONTACT: Sky Petroleum, Inc., Austin
             Michael Noonan, 512-687-3427
             mnoonan@skypete.com